EXHIBIT 10.1

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this “Agreement”) is by and between Westinghouse Air Brake Technologies Corporation (the “Company”) and Rafael Santana (“Executive”), effective as of May 6, 2020 (the “Effective Date”).

WHEREAS, in exchange for services performed by Executive, the Company wishes to provide the following severance protection for Executive on the terms and conditions hereinafter set forth, and Executive is desirous of receiving such severance protection from the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.         Term of Agreement. This Agreement shall become effective upon the Effective Date and shall remain in effect until the date Executive’s employment terminates for any reason (such period, the “Term”); provided, however, that in no event will Executive be entitled to receive any payments or benefits under this Agreement if he becomes entitled to receive any payments or benefits under that certain Employment Continuation Agreement, dated as of May 6, 2020, by and between Executive and the Company (the “Continuation Agreement”), except as provided in Section 4(a) of this Agreement. For the avoidance of doubt, this Agreement shall survive any Change of Control (as defined in the Continuation Agreement) and shall survive the expiration of the Continuation Agreement, provided Executive’s employment has not terminated. Notwithstanding anything in this Agreement to the contrary, Executive shall be an at-will employee of the Company and Executive or the Company may terminate Executive’s employment with the Company for any reason or no reason at any time.

2.           Compensation and Benefits.

(a)        Base Salary. The Company agrees to pay Executive a salary (the “Base Salary”) during the Term in installments based on the Company’s regular payroll practices as may be in effect from time to time. The Base Salary shall be no less than $1,052,100 per year.

(b)         Annual Bonus. During the Term, Executive will be eligible to participate in the Wabtec Executive Bonus Plan or its successor and will have a target annual bonus opportunity equal to no less than 150% of the Base Salary (the “Target Annual Bonus Percentage”), based on the achievement of specified performance goals as established and determined by the Compensation Committee of the Board of Directors of the Company. Any bonus earned pursuant to this Section 2(b) shall be paid to Executive in accordance with the Wabtec Executive Bonus Plan.

3.           Definitions.

(a)         Disability. For purposes of this Agreement, “Disability” shall mean Executive being “disabled” within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)         Cause. For purposes of this Agreement, “Cause” shall mean Executive’s (i) willful and continued failure to substantially perform Executive’s duties to the Company or any of its affiliates after a written demand for substantial performance is delivered to Executive by the Board of Directors of the Company (the “Board”), which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed such duties; (ii) act or acts of dishonesty or gross misconduct which result or are intended to result in material damage to the Company’s business or reputation; (iii) alcohol or drug addiction; or (iv) conviction of, or plea of nolo contendere to, any felony or any charge involving moral turpitude.

(c)        Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the effective date of Executive’s termination of employment. For purposes of this Agreement, the term “termination” when used as a condition to, or timing of, payment hereunder shall be interpreted to mean a “separation from service” within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and the date on which such separation from service takes place shall be the “Date of Termination.”

(d)         Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following:

(i)         a material diminution in Executive’s authority, duties, or responsibilities, or a change in Executive’s reporting line such that Executive no longer reports directly to the Company’s Board of Directors;

(ii)          a material diminution in (1) the Base Salary from the annual rate of $1,052,100 in effect on the Effective Date, (2) the Target Annual Bonus Percentage from the percentage of 150% in effect on the Effective Date, or (3) Total Annual Compensation from the Total Annual Compensation with respect to 2020;

(iii)         the Company’s material breach of this Agreement (including, without limitation, any material breach of Section 2 of this Agreement) or the Continuation Agreement; or

(iv)         any failure by the Company to nominate Executive for election as a director of the Company during the Term or to use all reasonable efforts to cause Executive to be elected or re-elected as a director of the Company during the Term.

An assertion of Good Reason by Executive will not be effective unless: (A) one or more of the above conditions has occurred without Executive’s written consent; (B) Executive provides notice to the Company of the existence of the Good Reason condition(s) within 90 days after its/their initial existence; (C) the Company does not remedy such condition within 30 days of receiving the notice described in the preceding clause (B); and (D) Executive terminates his employment with the Company on that basis within 10 days of the end of the cure period specified in the preceding clause (C).

(e)         Total Annual Compensation. For purposes of this Agreement, “Total Annual Compensation” shall mean the aggregate value on an annual basis of (i) the then-current Base Salary, (ii) the annual target bonus opportunity based on the then-current Target Annual Bonus Percentage and then-current Base Salary and (iii) the aggregate target grant date value of equity awards granted to Executive with respect to the applicable year under the Company’s long-term incentive compensation programs for key executives.

4.           Obligations of the Company upon Termination.

(a)         By the Company other than for Cause, Death or Disability or by Executive for Good Reason. If, during the Term, Executive experiences a termination of employment by the Company other than for Cause, death or Disability or by Executive for Good Reason:

(i)          Within 30 days after the Date of Termination, the Company shall pay to Executive the aggregate of the following amounts (the “Accrued Obligations”) in cash lump sums: (A) Executive’s earned annual Base Salary through the Date of Termination to the extent not previously paid, (B) any unreimbursed business expenses as of the Date of Termination that are reimbursable in accordance with the Company’s policies regarding such reimbursement of business expenses, as in effect from time to time, and (C) any accrued vacation pay to the extent not previously paid as of the Date of Termination.

(ii)          Subject to Section 4(e) of this Agreement, on the 61st day after the Date of Termination, the Company shall pay to Executive a lump sum cash amount equal to the product of two times the sum of (A) the Base Salary in effect on the Date of Termination plus (B) Executive’s target annual bonus for the calendar year in which the Date of Termination occurs (the “Termination Year”).

(iii)         Subject to Section 4(e) of this Agreement, at the same time and on the same terms as annual bonuses for the Termination Year are paid to other members of the executive team of the Company, but in any event no later than March 15 of the calendar year following the Termination Year, the Company shall pay to Executive the annual bonus that Executive would have earned for the Termination Year had Executive remained employed until the end of such calendar year, based on the actual achievement of pre-established performance goals for the Termination Year (as determined by the Board) and subject to the generally applicable terms for such annual bonus opportunity for the Termination Year; provided that such annual bonus will be prorated based on the number of days that elapse in the Termination Year prior to the Date of Termination.

(iv)         Subject to Section 4(e) of this Agreement, for the period beginning on the Date of Termination and ending on the earlier of (A) the 24-month anniversary of the Date of Termination and (B) the date Executive becomes eligible for comparable benefits under a similar plan, Executive (and, to the extent applicable, Executive’s eligible dependents) shall be entitled to participate in the Company’s medical benefits plan on the same terms and conditions, and at the same out-of-pocket cost to Executive, as other similarly situated active employees of the Company; provided that any portion of the premium payments paid by the Company with respect to Executive (and, to the extent applicable, Executive’s eligible dependents) shall be taxable to Executive. To the extent any such benefits cannot be provided under the terms of the Company’s medical benefits plan, the Company shall provide a comparable benefit under another plan or from the Company’s general assets. Executive shall notify the Company within 10 days of becoming eligible for comparable benefits under a similar plan. The period of coverage under the Company’s medical benefits plan described in this Section 4(a)(iv) shall count against such plan’s obligation to provide continuation coverage pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (COBRA).

(v)          To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”), such Other Benefits to be paid or provided subject to and in accordance with the applicable terms of any such arrangements.

If Executive’s termination of employment pursuant to this Section 4(a) occurs following a Potential Change of Control (as defined in the Continuation Agreement) but prior to a Change of Control (as defined in the Continuation Agreement), then Executive shall be entitled to receive the payments and benefits set forth in this Section 4(a); provided, however, that if Executive becomes entitled to receive payments and benefits under the Continuation Agreement in accordance with Section 1(b) thereof as the result of a Change of Control occurring within one year of Executive’s termination of employment, such payments and benefits under the Continuation Agreement shall be reduced (but not below zero) by any payments or benefits previously made to Executive pursuant to this Section 4(a).

Other than as set forth in this Section 4(a), in the event of a termination of Executive’s employment by the Company other than for Cause, death or Disability, the Company shall have no further obligation to Executive under this Agreement.

(b)       Death. If Executive’s employment is terminated by reason of Executive’s death during the Term, this Agreement shall terminate without further obligations to Executive’s legal representatives under this Agreement, other than for payment of any Accrued Obligations and the timely payment or provision of any Other Benefits. The Accrued Obligations will be paid to Executive in one or more lump sums in cash within 30 days after the Date of Termination.

(c)         Disability. If Executive experiences a termination of employment by reason of Executive’s Disability during the Term, this Agreement shall terminate without further obligations to Executive under this Agreement, other than for payment of any Accrued Obligations and the timely payment or provision of any Other Benefits. The Accrued Obligations will be paid to Executive in one or more lump sums in cash within 30 days after the Date of Termination.

(d)        By the Company for Cause; By Executive for Any Reason. If Executive’s employment is terminated for Cause or Executive terminates his employment for any reason, this Agreement shall terminate without further obligations to Executive under this Agreement.

(e)        Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Sections 4(a)(ii)-(iv) of this Agreement unless (i) prior to the 60th day following the Date of Termination, Executive executes a full release of all claims against the Company and its affiliates in a form satisfactory to the Company, and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such release.

(f)         No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise following termination of his employment with the Company, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefit earned by Executive as a result of employment by another employer, self-employment earnings or by retirement benefits following termination of his employment with the Company.

5.          Covenants. For and in consideration of the severance arrangements to be provided by the Company hereunder, Executive agrees that:

(a)        Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge. After termination of Executive’s employment with the Company or any of its affiliated companies, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; (iii) is disclosed by Executive in the good faith performance of his duties hereunder; or (iv) Executive is required to disclose by applicable law, regulation or legal process.

No Company policy or individual agreement between the Company and Executive (including this Agreement) shall prevent Executive from providing, without prior notice to the Company, information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.

The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(b)        Company Property. Except as expressly provided herein, promptly following Executive’s termination of employment, Executive shall return to the Company all property of the Company and all copies thereof in Executive’s possession or under Executive’s control.

(c)         Non-Competition. While Executive is employed by the Company and for a period of one year after the date of Executive’s termination of employment with the Company for any reason, Executive will not, directly or indirectly, anywhere in which the Company operates and/or sells products and services: (i) act as an officer, manager, advisor, executive, shareholder, or consultant to any business set forth on Exhibit A to this Agreement or any of their subsidiaries, affiliates or successors (each such business, a “Competitive Entity”) in which his duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two years prior to the end of Executive’s employment with the Company (such services or products are collectively referred to herein as “Services or Products”), (ii) recruit investors on behalf of any Competitive Entity, or (iii) become employed by any Competitive Entity in any capacity which would require Executive to carry out, in whole or in part, the duties Executive has performed for the Company which are competitive with the Services or Products. Notwithstanding the foregoing, Executive may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Executive acknowledges that this restriction will prevent Executive from acting in any of the foregoing capacities for any Competitive Entity operating or conducting business within the area in which the Company operates and/or sells products and services and that this scope is reasonable in light of the business of the Company.

(d)        Non-Solicitation. Executive agrees that for a period of one year following the termination of Executive’s employment with the Company for any reason, including without limitation termination for Cause or without Cause, Executive shall not, directly or indirectly, solicit the business of, or do business with: (i) any customer that Executive approached, solicited or accepted business from on behalf of the Company, and/or was provided confidential or proprietary information about while employed by the Company within the one year period preceding Executive’s separation from the Company; and (ii) any prospective customer of the Company who was identified to or by Executive and/or whom Executive was provided confidential or proprietary information about while employed by the Company within the one year period preceding Executive’s separation from the Company, for purposes of marketing, selling and/or attempting to market or sell Services or Products. While Executive is employed by the Company and for a period of one year after the date of Executive’s termination of employment with the Company for any reason, Executive shall not (directly or indirectly), on his own behalf or on behalf of any other person or entity, solicit or induce, or cause any other person or entity to solicit or induce, or attempt to solicit or induce, any employee or consultant to leave the employ of or engagement by the Company or its successors, assigns or affiliates, or to violate the terms of their contracts with the Company.

(e)         Injunctive Relief and Other Remedies with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall (i) be entitled to pursue an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Section 5 and (ii) have no further obligation to make any payments to Executive hereunder following any finding by a court or an arbitrator that Executive has engaged in a material violation of the covenants and obligations contained in this Section 5. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. The Company may withhold amounts otherwise payable to Executive and recoup amounts previously paid to Executive under this Agreement upon any violation of the provisions of this Section 5.

6.           Successors.

(a)          This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)         This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)         The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.           Code Section 409A.

(a)         The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)        Notwithstanding any provision to the contrary, if Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six‑month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.

(c)         With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

8.          Section 280G.

(a)        Application of Section 8. In the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Executive by the Company or any affiliated company (collectively, the “Covered Payments”), would be an “excess parachute payment” as defined in Section 280G of the Code and would thereby subject Executive to the tax (the “Excise Tax”) imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of this Section 8 shall apply to determine the amounts payable to Executive pursuant to this Agreement.

(b)        Calculation of Benefits. Immediately following notice to Executive of any termination of employment by the Company other than for Cause, death or Disability or notice from Executive of any termination of employment for Good Reason, the Company shall notify Executive of the aggregate present value of all termination benefits to which Executive would be entitled under this Agreement and any other plan, program or arrangement as of the projected Date of Termination, together with the projected maximum payments, determined as of such projected Date of Termination, that could be paid without Executive being subject to the Excise Tax.

(c)         Imposition of Payment Cap. If (i) the aggregate value of the Accrued Obligations, continuation of benefits and other amounts to be paid or provided to Executive under this Agreement and any other plan, agreement or arrangement with the Company exceeds the amount which can be paid to Executive without Executive incurring an Excise Tax and (ii) Executive would receive a greater net-after-tax amount (taking into account all applicable taxes payable by Executive, including any Excise Tax) by applying the limitation contained in this Section 8(c), then such amounts payable to Executive under this Section 8 shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without Executive becoming subject to such an Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event that Executive receives reduced payments and benefits pursuant to the previous sentence, Executive shall have the right to designate, to the extent consistent with Code Section 409A, which of the payments and benefits otherwise provided for in this Agreement that Executive will receive in connection with the application of the Payment Cap.

(d)         Application of Section 280G. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

(i)          such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company’s independent certified public accountants or tax counsel selected by such accountants (the “Accountants”), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax, and

(ii)         the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(e)          For purposes of determining whether Executive would receive a greater net-after-tax benefit were the amounts payable under this Agreement reduced in accordance with Section 8(c), Executive shall be deemed to pay:

(i)          Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the first amounts are to be paid hereunder, and

(ii)        any applicable state and local income taxes at the highest applicable marginal rate of taxation for such calendar year, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year;

provided, however, that Executive may request that such determination be made based on Executive’s individual tax circumstances, which shall govern such determination so long as Executive provides to the Accountants such information and documents as the Accountants shall reasonably request to determine such individual circumstances.

(f)          If Executive receives reduced payments and benefits under this Section 8 (or this Section 8 is determined not to be applicable to Executive because the Accountants conclude that Executive is not subject to any Excise Tax), and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a “Final Determination”) that, notwithstanding the good faith of Executive and the Company in applying the terms of this Agreement, the aggregate “parachute payments” within the meaning of Section 280G of the Code paid to Executive or for Executive’s benefit are in an amount that would result in Executive being subject to an Excise Tax, then Executive shall have an obligation to repay to the Company on the fifth day following the Final Determination the amount equal to such excess parachute payments, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by Executive. If this Section 8 is not applied to reduce Executive’s entitlements under this Section 8 because the Accountants determine that Executive would not receive a greater net-after-tax benefit by applying this Section 8 and it is established pursuant to a Final Determination that, notwithstanding the good faith of Executive and the Company in applying the terms of this Agreement, Executive would have received a greater net‑after‑tax benefit by subjecting Executive’s payments and benefits hereunder to the Payment Cap, Executive shall have an obligation to repay to the Company on the fifth day following the Final Determination the aggregate “parachute payments” paid to Executive or for Executive’s benefit in excess of the Payment Cap, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by Executive. If Executive receives reduced payments and benefits by reason of this Section 8 and it is established pursuant to a Final Determination that Executive could have received a greater amount without exceeding the Payment Cap, then the Company shall pay Executive the aggregate additional amount which could have been paid without exceeding the Payment Cap on the fifth day following the Final Determination, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment by the Company.

9.           Miscellaneous.

(a)         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)         All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	At the most recent address on file at the Company.

If to the Company:	Westinghouse Air Brake Technologies Corporation
30 Isabella Street
Pittsburgh, Pennsylvania 15212
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)          The Company, its subsidiaries and affiliates may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes or social security charges as shall be required to be withheld pursuant to any applicable law or regulation.

(e)          This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(f)          Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g)         Any controversy or claim between Executive and the Company arising out of or relating to or concerning this Agreement or any aspect of Executive’s employment with the Company, its subsidiaries and affiliates, or the termination of that employment shall be finally settled by binding arbitration in Pittsburgh, Pennsylvania, administered by the American Arbitration Association under its Rules for the Resolution of Employment Disputes; provided, however, that with respect to any controversy or claim arising out of or relating to or concerning injunctive relief for Executive’s breach or purported breach of Section 5 of this Agreement, the Company shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief with a court of competent jurisdiction, without the need to post a bond or other security. The arbitrator shall only have authority to award reasonable attorneys’ fees and costs to a party who is awarded money damages in connection with an arbitrated claim.

(h)       This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties (other than the Continuation Agreement), whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein. For the avoidance of doubt, nothing in this Agreement is intended to affect any contractual rights between Executive and General Electric Company or any of its subsidiaries, affiliates, future successors or assigns.

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the day and year first above written.

RAFAEL SANTANA

/s/ Rafael Santana

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORP.

/s/ Scott E. Wahlstrom
Name:	Scott E. Wahlstrom
Title:	Executive Vice President, Human Resources

Exhibit A

Competitive Entities

1.	CRRC

2.	Siemens AG

3.	Alstom

4.	Bombardier Inc.

5.	Hitachi, Ltd.

6.	Caterpillar Inc. and Progress Rail Services Corporation, a Caterpillar company

7.	Thales S.A.

8.	Kawasaki Heavy Industries, Ltd.

9.	Knorr-Bremse

10.	Komatsu Ltd.

11.	A. Stucki Company

12.	Harsco Corporation

13.	Delachaux Group

14.	Amsted Industries Inc.

15.
Any railroad classified as a Class I railroad by the Surface Transportation Board, including but not limited to: Amtrak, BNSF Railway, Canadian National Railway, Canadian Pacific Railway, CSX Transportation, Ferromex, Kansas City Southern Railway, Norfolk Southern Railway, Union Pacific Railroad and Via Rail.